Exhibit 4.8

LIMITED LIABILITY COMPANY AGREEMENT

OF

IH MERGER SUB, LLC

THE UNDERSIGNED is executing this LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of August 8, 2017, for the purpose of forming, and does hereby form, a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Act”) and does hereby agree as follows:

1. Name. The name of the Company shall be IH Merger Sub, LLC or such other name as the Member may from time to time hereafter designate.

2. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the Act.

3. Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Member deems necessary or advisable in connection with the foregoing.

4. Offices.

(a) The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Member may designate from time to time.

(b) The registered office of the Company in the State of Delaware shall be located at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The Member may from time to time change the registered agent or office by an amendment to the Certificate (as defined below).

5. Member. Invitation Homes Inc. (the “Member”) is the sole member of the Company.

6. Term. The term of the Company shall commence on the date of filing of the certificate of formation of the Company (the “Certificate”) in accordance with the Act and shall continue until dissolved and its affairs are wound up in accordance with Section 12 of this Agreement.

7. Management. The Member shall be authorized to make all decisions and to take all actions it determines necessary, advisable or desirable relating to the business, affairs, investments, and properties of the Company including, without limitation, the formation of or investment in, such subsidiary or affiliate companies of the Company as it determines advisable or desirable.

8. Capital Contributions. The Member may make capital contributions to the Company from time to time, but shall not be required to make any capital contributions.

9. Allocations; Distributions. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Member. Each distribution of cash or other property by the Company shall be made 100% to the Member. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

10. Assignment. The Member may assign in whole or in part its limited liability company interest in the Company.

11. Admission of Additional Members. The Member may admit additional members in its discretion.

12. Dissolution. The Company shall dissolve and its business and affairs shall be wound up upon the written consent of the Member or the entry of a decree of judicial dissolution under § 18-802 of the Act. Upon the dissolution of the Company, the affairs of the Company shall be liquidated forthwith. The assets of the Company shall be used first to pay or provide for the payment of all of the debts of the Company, with the balance being distributed to the Member.

13. Amendments. This Agreement may be amended, supplemented, waived or modified at any time and from time to time only by a written instrument executed by the Member.

14. Miscellaneous. The Member shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of law rules.

15. Authorized Person. Elizabeth Romefelt is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Upon the filing of the Certificate with the Secretary of State of Delaware, Elizabeth Romefelt’s powers as an “authorized person” ceased, and each of the Member and Officers thereupon became an authorized person, within the meaning of the Act, to execute, deliver and file any certificates (and any amendments and/or restatements thereof), including such as may be necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

16. Officers. The Member may delegate its authority to act on behalf of the Company and to manage the business affairs of the Company to one or more officers of the Company appointed by the Member. The Member may from time to time create offices of the Company, designate the powers that may be exercised by such office, and appoint, authorize and empower any person as an officer of the Company (“Officer”) to direct such office. The Member may remove any Officer at any time and may create, empower and appoint such other

Officers of the Company as the Member may deem necessary or advisable to manage the day-to-day business affairs of the Company. To the extent delegated by the Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name of and on behalf of the Company. No such delegation shall cause the Member to cease to be a member. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no person other than the Member and such Officers designated by the Member shall have any right, power, or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

17. Indemnification. To the fullest extent permitted by the Act, the Company shall indemnify any current or former director, authorized person, or officer of the Company and may, at the discretion of the Member, indemnify any current or former employee or agent of the Company against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Company or otherwise, to which he or she was or is a party or is threatened to be made a party by reason of his or her current or former position with the Company or by reason of the fact that he or she is or was serving, at the request of the Company, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

18. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

INVITATION HOMES INC., as sole member

By:	/s/ Liuba Baban
Name: Liuba Baban
Title: Senior Vice President, Associate General Counsel